EXHIBIT 99.1

July 28, 2009 09:04 AM Eastern Daylight Time

Gulf Alternative Energy Agrees to Purchase Iowa Ethanol Plant

HOUSTON--(BUSINESS WIRE)--Gulf Alternative Energy Corporation (PinkSheets:GAEC) announced today that it has agreed to purchase the Blairstown, Iowa ethanol plant owned by Xethanol Biofuels, LLC. The Blairstown plant is designed to produce Six Million gallons of ethanol per year.

GAEC expects to use its cellulosic feedstock pre-processing technology to convert the Blairstown plant into a cellulosic ethanol plant. Non-food feedstock’s containing cellulose are cheaper than food-based sources such as corn. Experts and scientists nationwide are heralding the next wave of green energy from cellulose because it is abundant and cheap. GAEC expects to work toward converting the Blairstown plant to produce ethanol from cellulosic plant materials like corn stalks, corn cobs, switchgrass and agricultural waste products.

“We have spent several years developing our cellulosic feed-stock preprocessor and now we are ready to put it to work in an existing ethanol plant,” noted John Shearer, President of GAEC. “We have signed a letter of intent to purchase the Blairstown plant and are scheduled to close this acquisition this fall. We see a big opportunity to grow America’s fuel production using renewable non-food plant materials known as cellulosic feed-stocks.”

“After we concluded that Lab results showed significant advantages from our biomass pre-processor, we felt it was time to move forward and put it to work,” concluded Shearer.

Companies such as Verenium (NASDAQ:VRNM), Coskata, and SunOPta (NASDAQ:STKL) are also pursuing the development of cellulosic ethanol plants in the U.S.

About Gulf Alternative Energy Corporation

Gulf Alternative Energy is an alternative energy company focused on the development of the alternative energy industry with a particular emphasis on Texas and the Gulf Coast.

For more information, visit www.gulfalternativeenergy.com.

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